Exhibit 3.290

FILED
MAR 30 2001
OKLAHOMA SECRETARY OF STATE
ARTICLES OF ORGANIZATION
BFI WASTE SYSTEMS OF OKLAHOMA, LLC
     Pursuant to Section 2004 of the Oklahoma Limited Liability Company Act (the “Act”), the undersigned states as follows:
     1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “BFI Waste Systems of Oklahoma, LLC”.
     2. Term of Existence. The term of existence of the Company shall be perpetual.
     3. Place of Business. The street address of the Company’s principal place of business is 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.
     4. Registered Office; Registered Office. The address of the registered office of the Company in Oklahoma is 735 First National Building, 120 North Robinson, Oklahoma City, Oklahoma 73102. The Company’s registered agent at that address is The Corporation Company.

Dated: March 28, 2001	BFI WASTE SYSTEMS OF NORTH AMERICA, INC., a Delaware corporation Sole Member
	By	/s/ Jo Lynn White
Jo Lynn White, Secretary